Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

ALTRUIS BENEFIT CONSULTANTS, INC.,

RELIANCE GLOBAL GROUP, INC.,

and

ALTRUIS BENEFIT MANAGEMENT, LLC

dated as of

September 23, 2026

-i-

-ii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated effective as of September 23, 2026 (the “Effective Date”), is entered into between ALTRUIS BENEFIT CONSULTANTS, INC., a Michigan corporation (“Seller”) and ALTRUIS BENEFIT MANAGEMENT, LLC, a Delaware limited liability company (“Buyer”). Reliance Global Group, Inc. (“Reliance”) joins in this Agreement solely for purposes of Section 6.2, Section 6.3 and ARTICLE VIII, and for no other purpose. Reliance is not a Seller hereunder, makes no representation or warranty herein, and has no obligation under ARTICLE VII.

Recitals

WHEREAS, Seller is engaged in the business of health insurance agency and benefits consulting (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 2.1(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affordable Care Act” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.7.

3

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Assignment and Assumption of Leases, the Transition Services Agreement, the Domain Name Assignment, the joinder of Reliance contemplated by Section 3.2(a)(ix) and the other agreements, instruments and documents required to be delivered at the Closing.

“Annual Financial Statements” has the meaning set forth in Section 4.4.

“Assigned Contracts” has the meaning set forth in Section 2.1(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.2(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet” has the meaning set forth in Section 4.4.

“Balance Sheet Date” has the meaning set forth in Section 4.4.

“Base Year” has the meaning set forth in Section 2.10(a).

“Basket” has the meaning set forth in Section 7.4(a).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale” has the meaning set forth in Section 3.2(a)(ii).

“Books and Records” has the meaning set forth in Section 2.1(l).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“Cap” has the meaning set forth in Section 7.4(a).

4

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Payment” has the meaning set forth in Section 2.6(a)(i).

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.6(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.6(b)(i) of the Disclosure Schedules and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.6(b)(i) of the Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement.

“Direct Claim” has the meaning set forth in Section 7.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.6(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 3.1.

“Effective Date” has the meaning set forth in the preamble.

“Earnout Amount” the aggregate amount of Earnout Payments earned by Seller, if any, pursuant to the terms set forth in Section 2.10.

5

“Earnout Measurement Period” has the meaning set forth in Section 2.10(a).

“Earnout Milestone Event” has the meaning set forth in Section 2.10(a).

“Earnout Payment” has the meaning set forth in Section 2.10(a).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

6

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(a).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Financial Statements” has the meaning set forth in Section 4.4.

“FIRPTA Certificate” has the meaning set forth in Section 3.2(a)(viii).

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material fact by such party in the making of a representation or warranty set forth in this Agreement, made with such party’s actual knowledge that such representation or warranty was false when made and with the intent that the other party rely on such misrepresentation; “Fraud” does not include constructive fraud, equitable fraud, promissory fraud, or any claim based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.7(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, including Environmental Professionals (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“Indemnified Party” has the meaning set forth in Section 7.5.

“Indemnifying Party” has the meaning set forth in Section 7.5.

“Indemnity Holdback” means $300,000, as security for the Buyer against the indemnity obligations of Seller as set forth in this Agreement.

“Independent Accountant” has the meaning set forth in Section 2.6(c)(iii).

7

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, domain name registration agreements, terms of service and other Contracts, whether written or oral, relating to Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.2(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

8

“Interim Balance Sheet” has the meaning set forth in Section 4.4.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.4.

“Interim Financial Statements” has the meaning set forth in Section 4.4.

“Inventory” has the meaning set forth in Section 2.1(c).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Richard Emig and Laine Sterling, in each case after reasonable inquiry of such individual’s direct reports.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

9

“Material Contracts” has the meaning set forth in Section 4.7(a)(i).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Multiemployer Plan” has the meaning set forth in Section 4.19(b).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 4.19(a).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.8(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 4.11(f).

“Post-Closing Adjustment” has the meaning set forth in Section 2.6(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.5.

10

“Purchase Price Adjustment Holdback Amount” means $161,729.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Real Property” means, collectively, the Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Reliance” has the meaning set forth in the preamble.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.6(c)(ii).

“Restricted Business” means the business of the Seller as of the Closing Date, including without limitation the business of health insurance agency and benefits consulting.

“Restricted Period” has the meaning set forth in Section 6.3(a).

“Review Period” has the meaning set forth in Section 2.6(c)(i).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.3.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Statement of Objections” has the meaning set forth in Section 2.6(c)(ii).

“Tangible Personal Property” has the meaning set forth in Section 2.1(f).

“Target Working Capital” means $161,729.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

11

“Territory” means the United States of America.

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transition Services Agreement” has the meaning set forth in Section 3.2(a)(vi).

“Undisputed Amounts” has the meaning set forth in Section 2.6(c)(iii).

“Union” has the meaning set forth in Section 4.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Deficit” has the meaning set forth in Section 2.6(d)(i).

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) [Reserved];

(b) all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(d) all Contracts, including Intellectual Property Agreements, set forth on Section 2.1(d) of the Disclosure Schedules (the “Assigned Contracts”);

(e) all Intellectual Property Assets;

(f) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

12

(g) all Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) of the Disclosure Schedules;

(h) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(j) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(m) all goodwill and the going concern value of the Business.

2.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c) all Benefit Plans and assets attributable thereto;

(d) the assets, properties and rights specifically set forth on Section 2.2(d) of the Disclosure Schedules; and

(e) all cash and cash equivalents of Seller;

13

(f) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

(g) all individual insurance producer licenses held by any natural person (as distinct from the entity-level licenses, appointments and permits of Seller), which licenses are personal to their holders and are not transferable.

2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, but expressly excluding any such trade accounts payable more than 60 days past due as of the Closing Date;

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and

(c) those Liabilities of Seller set forth on Section 2.3(c) of the Disclosure Schedules;

(d) any Liabilities arising from the failure of any insurance carrier to consent to the assignment of any carrier agreement or appointment to Buyer, or from any modification, termination or non-renewal of any carrier agreement or appointment occurring in connection with or as a result of the transactions contemplated by this Agreement, to the extent such failure, modification, termination or non-renewal is not caused by a breach by Seller of its obligations under this Agreement.

2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.8; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

14

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(f) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(g) any trade accounts payable of Seller (i) to the extent not accounted for on the Interim Balance Sheet (other than trade accounts payable assumed by Buyer pursuant to Section 2.3); (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(h) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(i) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.3 as Seller Indemnitees;

(j) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(k) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions;

15

(l) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order;

(m) any Liabilities under or with respect to the employee benefit compensation program of Seller or its Affiliates (the “EBCP”), including without limitation all awards attributable to production;

(n) any producer or agent commission, override, bonus, chargeback or incentive compensation, to the extent attributable to commissions received by Seller on or prior to the Closing Date, all of which Seller shall retain and satisfy. For the avoidance of doubt, (x) Liabilities for producer or agent commission splits attributable to commissions received by Buyer after the Closing Date are Assumed Liabilities, and (y) no EBCP amount described in this Section 2.4(m) shall be included in Current Liabilities for purposes of Section 2.6.

2.5 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $8,000,000, subject to adjustment pursuant to Section 2.6 hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in Section 3.2.

2.6 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At the Closing, Buyer shall pay to Seller the amount of $8,000,000, less the Purchase Price Adjustment Holdback Amount and the Indemnity Holdback (the “Closing Date Payment”), without any adjustment at the Closing. The Purchase Price shall be adjusted following the Closing as provided in this Section 2.6.

(b) Post-Closing Adjustment.

(i) Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, which statement shall be substantially in the form of Section 2.6(a)(ii) of the Disclosure Schedules (the “Closing Working Capital Statement”), and a certificate of the Chief Executive Officer or Chief Financial Officer of Buyer certifying that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 2.6(a)(ii) of the Disclosure Schedules.

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital (as finally determined in accordance with Section 2.6(c)) minus the Target Working Capital.

16

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Seller shall have 15 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 15 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants other than any firm that has provided audit, accounting or valuation services to either party or any of its Affiliates within the preceding three (3) years, appointed by mutual agreement of Buyer and Seller (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. If Buyer and Seller have not appointed the Independent Accountant within fifteen (15) days after the expiration of the Resolution Period, either party may request the JAMS to appoint a firm meeting the requirements of this Section 2.6(c)(iii), and such appointment shall be final and binding on the parties.

17

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d) Payments of Post-Closing Adjustment.

(i) If the Post-Closing Adjustment is a negative number (the absolute value of such amount, the “Working Capital Deficit”), Seller and Buyer agree that, within five (5) Business Days after the final determination of the Post-Closing Adjustment, the Purchase Price Adjustment Holdback Amount shall be distributed (A) first to Buyer, an amount equal to the Working Capital Deficit (together with interest calculated as set forth in Section 2.6(d)(iii)), and (B) then to Seller, any amounts remaining of the Purchase Price Adjustment Holdback Amount. If the Working Capital Deficit (together with interest calculated as set forth in Section 2.6(d)(iii)) is greater than the amount of the Purchase Price Adjustment Holdback Amount, then Seller shall pay to Buyer by wire transfer of immediately available funds to Buyer the amount by which the Working Capital Deficit (together with interest calculated as set forth in Section 2.6(d)(iii)) exceeds the amount of the Purchase Price Adjustment Holdback Amount. If Buyer does not deliver the Closing Working Capital Statement within the period specified in Section 2.6(b)(i), the Purchase Price Adjustment Holdback Amount, together with all accrued interest, shall be released and paid to Seller by wire transfer of immediately available funds within five (5) Business Days after the end of that period, without any further act of either party.

(ii) If the Post-Closing Adjustment is zero or a positive number, within five (5) Business Days after the final determination of the Post-Closing Adjustment, (A) Buyer shall disburse by wire transfer of immediately available funds to Seller the amount of the Post-Closing Adjustment (together with interest calculated as set forth in Section 2.6(d)(iii)), and (B) the Purchase Price Adjustment Holdback Amount, together with all accrued interest, shall be released and paid to Seller by wire transfer of immediately available funds.

18

(iii) The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 4%. Such interest shall be calculated daily on the basis of a 360-day year and the actual number of days elapsed, without compounding.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.7 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 60 days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 15 days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.6 and any payments of the Earnout Amount herein shall be allocated in a manner consistent with the Allocation Schedule.

2.8 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

2.9 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its commercially reasonable efforts, for a period of one hundred eighty (180) days following the Closing Date, to obtain any such required consent(s) as promptly as possible; provided that any fees, charges or other amounts payable to any third party in connection with obtaining any such consent shall be borne by Buyer. For the avoidance of doubt, no consent, approval, appointment, license, permit or notice of any carrier, Governmental Authority or other third party shall be a condition to, or a deliverable at, the Closing. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent, at Buyer’s sole cost and expense, in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

19

2.10 Earnout. After the Closing, the Seller shall be entitled to the Earnout Amount, if any, subject to the terms and conditions of this Section 2.10.

(a) As additional consideration for the Purchased Assets sold to the Buyer, the Seller shall be entitled to additional amounts (each an “Earnout Payment”) upon the achievement by or on behalf of the Buyer of the applicable events (each an “Earnout Milestone Event”) up to a maximum aggregate Earnout Amount of $1,000,000 as set forth in this Section 2.10. On each anniversary of the Closing Date, for a period of three consecutive anniversaries (each an “Earnout Measurement Period”), an annual revenue measurement shall be calculated with supporting commission statements to determine the applicable Earnout Payment, if any, payable to the Seller by comparing the annual revenue for such Earnout Measurement Period compared to the annual revenue for the twelve (12) month period ended June 30, 2026 (the “Base Year”). The annual revenue for the Base Year, determined from the aggregate carrier commission statements for the Base Year, shall be set forth on Schedule 2.10 at the Closing.

(b) If the annual revenue increase equals or exceeds 10% in any given Earnout Measurement Period, the Seller shall be entitled to receive an aggregate Earnout Payment of $200,000. If the annual revenue increase equals or exceeds 15% in any given Earnout Measurement Period, the Seller shall be entitled to receive an aggregate Earnout Payment of $500,000. If the annual revenue increase equals or exceeds 20% in any given Earnout Measurement Period, the Seller shall be entitled to receive an aggregate Earnout Payment of $1,000,000. The Earnout Payments shall be earned without duplication, meaning that the Seller may only achieve the foregoing Earnout Payments for each of the applicable Earnout Milestone Events, and each incremental Earnout Payment shall be net of the payment amounts that may have been earned in any previous Earnout Measurement Period. For example, if the annual revenue increase is 10% for the first Earnout Measurement Period and the annual revenue increase is 20% for the second Earnout Measurement Period, Seller shall be entitled to receive an Earnout Payment of $200,000 for the first Earnout Measurement Period and an Earnout Payment of $800,000 for the second Earnout Measurement Period (which amount is $1,000,000, net of the prior payment of $200,000), resulting in an aggregate Earnout Amount equal to $1,000,000.

(c) If the Seller is entitled to receive an Earnout Payment pursuant to the terms of this Agreement, the applicable Earnout Payment shall be paid in annual equal installments over the remaining Earnout Measurement Periods. For example, if the Seller is entitled to receive an Earnout Payment of $200,000 after achieving the applicable Earnout Milestone Event following the initial Earnout Measurement Period, the Buyer shall pay to the Seller an amount equal to $66,667 at the end of each Earnout Measurement Period. If Earnout Payments are earned for multiple Earnout Measurement Periods, the applicable Earnout Payment payable shall be adjusted to account to the increased Earnout Amount. For example, if Seller is entitled to receive Earnout Payments of $200,000 after achieving the applicable Earnout Milestone Event following the initial Earnout Measurement Period and the Earnout Payment increases to $1,000,000 after achieving the applicable Earnout Milestone Event following the second Earnout Measurement Period, Buyer shall pay to Seller an amount equal to $66,667 following the first anniversary of the Closing Date, $333,333 following the second anniversary of the Closing Date, and $600,000 following the third anniversary of the Closing Date. By way of example and for illustrative purposes only, the following chart summarizes the applicable Earnout Amounts based on achievement of the corresponding Earnout Milestone Events:

Annual Revenue Growth	Percent of Total Earnout Amount Payable	Earnout Amount $	Earnout Amount Payable Per Year
0%	0%	$0	$0
10%	20%	$200,000	$66,667
15%	50%	$500,000	$166,667
20%	100%	$1,000,000	$333,333

20

(d) Within thirty (30) days following the end of each Earnout Measurement Period, Buyer shall deliver to Seller a written calculation of annual revenue for such Earnout Measurement Period, together with the supporting aggregate carrier commission statements. Each Earnout Payment installment payable with respect to an Earnout Measurement Period shall be paid within sixty (60) days following the end of such Earnout Measurement Period in cash by wire transfer of immediately available funds to the bank account designated by Seller. If Seller disputes Buyer’s calculation by written notice within fifteen (15) Business Days after receipt, and the parties are unable to resolve the dispute within ten (10) Business Days thereafter, the dispute shall be resolved by the Independent Accountant in accordance with the procedures set forth in Section 2.6(c), whose determination shall be final and binding on the parties.

(e) At any time prior to the payment of the Earnout Payments to Seller (or a final determination that no further Earnout Payments are or may be payable to Seller), if Buyer effects a sale, exchange or other transfer, directly or indirectly, in one transaction or a series of related transactions, of all or substantially all of the assets of the Business or a merger, consolidation, recapitalization or other transaction in which any Person other than Buyer or any wholly owned subsidiary or affiliate of Buyer becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in the Buyer, Buyer shall (i) remain responsible for all of its obligations with respect to the Earnout Payments; and (ii) make provision for the transferee or successor to assume and succeed to the obligations of Buyer to make the Earnout Payments on the same terms and conditions set forth in this Agreement.

(f) Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of Buyer and the Business; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding any of the Earnout Payments hereunder; provided, further, that Buyer shall not divert or redirect revenue or business of the Business to any Affiliate of Buyer with the effect of reducing annual revenue for purposes of this Section 2.10. Buyer shall not distribute, dividend, loan or otherwise transfer assets of the Business to any Affiliate of Buyer if, after giving effect thereto, Buyer would not have sufficient assets to satisfy its obligations under this Section 2.10 and ARTICLE VII.

(g) Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.10 the amount of (i) any Post-Closing Adjustment owed to it pursuant to Section 2.6 and (ii) any Losses finally determined, by written agreement of the parties or by final, non-appealable adjudication, to be owed to any Buyer Indemnitee under ARTICLE VII of this Agreement. Seller shall have the right to dispute any withholding or set off under this Section 2.10 pursuant to the dispute resolution provisions of this Agreement.

21

(h) The parties hereto understand and agree that (i) the contingent rights to receive any Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, (ii) Seller shall not have any rights as a securityholder of Buyer as a result of Seller’s contingent right to receive any Earnout Payment hereunder, and (iii) no interest is payable with respect to any Earnout Payment.

(i) The parties intend that the Earnout Payments shall be treated as additional purchase price for the Purchased Assets for all Tax purposes, and not be characterized as compensation, consulting fees or interest.

(j) The Earnout Payments shall be subordinated to the Buyer’s senior secured indebtedness. If any payment of any Earnout Payment would cause a default, event of default, or breach of a financial covenant under Buyer’s senior secured indebtedness, or is otherwise not permitted thereunder, Buyer shall promptly notify Seller in writing, payment of such Earnout Payment shall be deferred until the first date on which payment is permitted, and the deferred amount shall remain an obligation of Buyer and shall be paid promptly on such date. Seller agrees to execute a subordination agreement in customary form reasonably acceptable to Seller as the holder of Buyer’s senior secured indebtedness may reasonably require from time to time. Any deferred Earnout Payment shall bear interest at 4% per annum from the original due date until paid, and shall in any event be paid in full no later than the first anniversary of the original due date. Buyer shall not incur, amend, refinance or restructure any indebtedness for the purpose of avoiding, reducing or deferring any Earnout Payment; provided, that the foregoing shall not restrict Buyer from refinancing existing acquisition indebtedness in the ordinary course of business on commercially reasonable terms so long as such refinancing is not undertaken for the purpose of artificially avoiding any Earnout Payment.

ARTICLE III

Closing

3.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures, simultaneously with the execution and delivery of this Agreement, on the Effective Date (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. Pacific time on the Closing Date (the “Effective Time”).

3.2 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) [Reserved];

22

(ii) a bill of sale in form and substance reasonably satisfactory to Buyer and Seller (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii) an assignment and assumption agreement in form and substance reasonably satisfactory to Buyer and Seller (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv) an assignment in form and substance reasonably satisfactory to Buyer and Seller (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(v) with respect to each Lease, an Assignment and Assumption of Lease in form and substance reasonably satisfactory to Buyer and Seller (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

(vi) the Transition Services Agreement in form and substance reasonably satisfactory to Buyer and Seller (the “Transition Services Agreement”) and duly executed by Seller;

(vii) [Reserved];

(viii) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller and a valid Form W-9, Request for Taxpayer Identification Number and Certificate, duly executed by an officer of Seller;

(ix) a joinder to this Agreement, duly executed by Reliance Global Group, Inc., solely for purposes of Section 6.2, Section 6.3, and Article VIII in form reasonably satisfactory to Buyer and Seller, and

(x) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

23

(iii) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer; and

(iv) the Transition Services Agreement duly executed by Buyer.

ARTICLE IV

Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

4.1 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.1 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

4.2 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

4.3 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby.

24

4.4 Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2023, 2024, and 2025 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at June 30, 2026 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be material to the Business) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of June 30, 2026 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

4.5 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

4.6 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice, and there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

25

(d) entry into any Contract that would constitute a Material Contract;

(e) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(g) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(i) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Intellectual Property Assets;

(j) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(l) material capital expenditures which would constitute an Assumed Liability;

(m) imposition of any Encumbrance upon any of the Purchased Assets;

(n) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $20,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

26

(o) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(p) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(q) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(r) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $20,000, individually (in the case of a lease, per annum) or $ 20,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(t) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.7 Material Contracts.

(a) Section 4.7(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled without penalty or without more than 30 days’ notice;

(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

27

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 30 days’ notice;

(vii) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii) all Contracts with any Governmental Authority (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements or Contracts with any Union; and

(xiv) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.7.

(b) Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against Seller and, to Seller’s Knowledge, the other party or parties thereto, in accordance with its terms. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

28

4.8 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.8 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(e) other than with respect to liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

4.9 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business; provided, that Seller makes no representation or warranty regarding the transferability of any insurance license, carrier appointment, or other regulatory approval that requires the consent or approval of a Governmental Authority or third-party carrier.

4.10 Real Property.

(a) The Seller does not currently and has not ever owned any real property in connection with the Business.

29

(b) Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d) The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

30

4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; and (ii) all unregistered Trademarks included in the Intellectual Property Assets; and (iii) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

(b) Seller is not a party to any Intellectual Property Agreements and has not granted to any Person any right or interest relating to any Intellectual Property Asset.

(c) Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted or proposed to be conducted.

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted and as proposed to be conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on substantially terms as they were owned or available for use by Seller immediately prior to the Closing.

(e) All of the Intellectual Property Assets (and Licensed Intellectual Property) are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect.

(f) Section 4.11(f) of the Seller Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business. Seller has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”). There are no Actions settled, pending, or threatened alleging (i) any breach or other violation of any Platform Agreement by Seller; or (ii) defamation, any violation of publicity rights of any Person, or any other violation by Seller in connection with its use of social media in the conduct of the Business.

31

(g) All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted and as proposed to be conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business and that has not been remedied. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(h) Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past three (3) years, Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Seller’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

4.12 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

4.13 Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the Interim Balance Sheet Date (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in full within 60 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

32

4.14 Customers and Suppliers.

(a) Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

4.15 Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2023. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if not yet due, accrued. All the Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

4.16 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

33

4.17 Compliance With Laws; Permits.

(a) Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, except for those Permits that have expired or become inactive in the ordinary course of business as set forth on Section 4.17(b) of the Disclosure Schedules, and except for Permits that are not material to the conduct of the Business as currently conducted. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. Seller has complied and is now complying with the terms of all Permits listed on Section 4.17(b) of the Disclosure Schedules. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

4.18 Environmental Matters.

The operations of Seller with respect to the Business are in compliance in all material respects with all applicable Environmental Laws. There are no pending or, to the Seller’s Knowledge, threatened Environmental Claims against Seller relating to the Business or the Purchased Assets.

4.19 Employee Benefit Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each benefit, pension, retirement, supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, welfare, dental, disability, life insurance, accidental death and dismemberment, fringe-benefit, and other similar agreement, plan, contract, policy, program, practice, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been established, maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any ERISA Affiliate has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”). Seller has separately identified in Section 4.19(a) of the Disclosure Schedules each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Seller primarily for the benefit of employees of the Business outside of the United States (each, a “Non-U.S. Benefit Plan”).

34

(b) Seller has made available to Buyer accurate, current and complete copies of all material documents relating to each Benefit Plan.

(c) Each Benefit Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Neither Seller nor any ERISA Affiliate has contributed to, sponsored or maintained any multiemployer plan within the meaning of Section 3(37) of ERISA or any multiple employer plan within the meaning of Section 413(c) of the Code. None of the Benefit Plans are subject to the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code. There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits).

(d) Neither the execution of this Agreement nor any of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former employee or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; or (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

4.20 Employment Matters.

(a) Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b) Seller is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with any union or labor organization (collectively, “Union”), and no Union represents or purports to represent any employee of Seller. There has never been any strike, slowdown, work stoppage, lockout or other similar labor disruption affecting Seller or the Business. Seller has no duty to bargain with any Union.

35

(c) Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including Laws relating to wages, hours, overtime compensation, equal employment opportunities, employment discrimination, harassment, reasonable accommodation, immigration, hiring and termination, working conditions, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized as independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and applicable state wage and hour laws are properly classified in all material respects. Seller is in compliance with the WARN Act and has no plans to undertake any action that would trigger the WARN Act. Seller is in compliance with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of the Business.

4.21 Taxes.

(a) All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

36

(i) None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

4.22 Related Party Transactions. There are no Contracts or other arrangements involving the Business in which Seller, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any Purchased Asset.

4.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

5.2 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

5.3 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby.

37

5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

5.5 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price (including any adjustment amounts that may become payable by Buyer under Section 2.6 of this Agreement) and consummate the transactions contemplated by this Agreement.

5.6 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI
Covenants

6.1 Employees and Employee Benefits.

(a) On the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and Buyer shall offer employment, on an “at will” basis, effective as of the Closing Date, to substantially all of such employees, including written offers of employment to key members of the Company’s management, subject to Buyer’s customary employee screening or background check, which Buyer shall complete prior to the transition date specified in the Transition Services Agreement and which shall not be a condition to, or delay, the Closing. This Section 6.1(a) is subject in all respects to the Transition Services Agreement, and with respect to any employee who continues in the employment of Seller under the Transition Services Agreement, the termination by Seller and the offer of employment by Buyer contemplated by this Section 6.1(a) shall occur on the transition date specified in the Transition Services Agreement rather than on the Closing Date. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.1.

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date, and Seller shall pay all such amounts to all entitled persons as and when due in accordance with Seller’s normal payroll practices and applicable Law. This Section 6.1(b) does not apply to any amount that is reimbursable by Buyer under the Transition Services Agreement.

38

(c) This Section 6.1(c) does not apply to any claim of a Serviced Employee (as defined in the Transition Services Agreement) arising during the Services Term under a Transition Plan or under Seller’s workers compensation policy, which claims are governed by, and reimbursable under, the Transition Services Agreement. Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) Each employee of the Business who becomes employed by Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with the Seller prior to the date on which such employee become employed by Buyer; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan.

6.2 Confidentiality. From and after the Closing, each of Seller and Reliance (each, a “Seller Party” and together, the “Seller Parties”) shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that the Seller Party can show that such information (a) is generally available to and known by the public through no fault of any Seller Party, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by the Seller Party, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller Party or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller Parties shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller Parties are advised by their counsel in writing are legally required to be disclosed, provided that Seller Parties shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything to the contrary in this Section 6.2, Seller Parties and their Affiliates may make such disclosures (including disclosures of information concerning the Business and the existence and terms of this Agreement, and the filing of a copy of this Agreement) as Seller Parties reasonably determine are required by applicable securities Laws, the rules of any national securities exchange (including The Nasdaq Stock Market), or the rules and regulations of the Securities and Exchange Commission, in each case without notice to, or the consent of, Buyer.

39

6.3 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) solicit any Person who is a client or customer of the Business as of the Closing Date for the purpose of providing products or services competitive with the Restricted Business; (ii) solicit any producer or agent whose producer or agency relationship with the Business is included in the Purchased Assets as of the Closing Date to terminate or reduce that relationship; or (iii) cause, induce or encourage any material client, customer, producer, agent, supplier or licensor of the Business, or any other Person who has a material business relationship with the Business, as of the Closing Date, to terminate or modify any such relationship. Clause (ii) does not apply to any producer or agent who, as of the Closing Date, also maintains a contractual or appointment relationship with Reliance or any of its Affiliates other than Seller, or to any general solicitation not directed specifically at producers or agents of the Business. Except as expressly set forth in this Section 6.3 and in Section 6.2, nothing in this Agreement shall restrict Seller, Reliance or any of their respective Affiliates from engaging in any business or activity in any geography or line of business, including owning, operating, acquiring, investing in, or partnering with insurance and benefits related businesses, after the Closing.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.1(a) or is or was employed in the Business during the Restricted Period, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.3(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Each Seller Party acknowledges that a breach or threatened breach of this Section 6.3 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Each Seller Party acknowledges that the restrictions contained in this Section 6.3 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.3 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

40

6.4 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of two (2) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) For a period of eighteen (18) months following the Closing, Buyer shall, and shall cause its Affiliates and the Transferred Employees to, provide Seller with reasonable access to (or otherwise make available to Seller) production, commission and carrier reporting data relating to periods prior to the Closing, and reasonable assistance from personnel familiar with such data, in each case as reasonably requested by Seller in connection with (i) the determination, allocation and issuance of awards under the Equity Based Compensation Program in respect of the production period ended May 31, 2026, and (ii) Seller’s and Reliance’s financial reporting, audit, Tax and regulatory obligations relating to periods through the Closing Date. Such assistance shall be provided during normal business hours and shall not unreasonably interfere with the conduct of the Business.

(d) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.4 where such access would violate any Law.

41

6.5 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

6.6 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

6.7 Receivables. From and after the Closing, (a) if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall hold such funds for the benefit of Buyer, and (b) if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall hold such funds for the benefit of Seller. All such amounts shall be reported, reconciled and remitted in accordance with Section 6.7 of the Disclosure Schedules. The parties shall effect the transition of carrier commission remittances, and the related reporting, allocation and reimbursement of post-Closing expenses, in accordance with Section 6.7 of the Disclosure Schedules. Buyer shall use commercially reasonable efforts to collect all Accounts Receivable in accordance with past practice.

6.8 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne equally by Seller and Buyer. The party required by applicable Law to file any Tax Return or other document with respect to such Taxes or fees shall timely file such Tax Return or document, and the other party shall cooperate with respect thereto as necessary and shall promptly reimburse the filing party for such other party’s share of such Taxes or fees.

6.9 Tax Clearance Certificates. Following the Closing, if requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied. For the avoidance of doubt, no notification under this Section 6.9 shall be required to be made prior to the Closing, and neither the making of any such notification nor the receipt of any Tax Clearance Certificate shall be a condition to, or a deliverable at, the Closing or to any payment under this Agreement.

6.10 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

42

ARTICLE VII
Indemnification

7.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date; provided, that the representations and warranties in (i) Section 4.1, Section 4.2, Section 4.3(a), Section 4.8 Section 4.23, Section 5.1, and Section 5.2, shall survive indefinitely, (ii) Section 4.17, Section 4.18, Section 4.19, Section 4.20 shall remain in full force and effect until the date that is three (3) years from the Closing Date, and (iii) Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

7.2 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability;

(d) the EBCP; or

(e) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date. This Section 7.2(e) shall be subject to the Cap and the survival limitations set forth in Section 7.1.

43

7.3 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

7.4 Certain Limitations. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 7.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) exceeds $20,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. Notwithstanding the foregoing, no individual claim (or series of related claims arising from the same facts) in an amount less than $5,000 (the “De Minimis Amount”) shall be counted toward the Basket or be subject to indemnification. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.2(a) shall not exceed $1,600,000 (the “Cap”).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.3(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.3(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 7.4(a) and Section 7.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.1, Section 4.2, Section 4.3, Section 4.8, Section 4.21, Section 4.23, Section 5.1, Section 5.2, Section 5.3 and Section 5.4. Notwithstanding anything in this Agreement to the contrary, other than in the case of Fraud, the aggregate liability of Seller under this Agreement, including under this ARTICLE VII, Section 2.6 and Section 2.9, and whether arising under contract, tort, equity or otherwise, shall not exceed the portion of the Purchase Price actually received by Seller.

44

(d) For purposes of this ARTICLE VII (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) Each Indemnified Party shall take, and shall cause its Affiliates to take, commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

7.5 Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.2) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

45

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

46

7.6 Payments; Indemnity Holdback.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VII shall be satisfied: (i) from the Indemnity Holdback; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee from the Indemnity Holdback, from Seller.

(c) On the date that is twelve (12) months after the Closing Date, any remaining amounts of the Indemnity Holdback, less an amount equal to the dollar amount of any claims of any Buyer Indemnitee(s) under this Agreement that have been asserted in writing in good faith and remain pending, shall be released to the Seller. The Indemnity Holdback shall bear interest at 4% per annum from the Closing Date until released or applied, and interest shall follow the principal.

(d) If, following the Closing, Buyer binds a buyer-side representations and warranties insurance policy with respect to the transactions contemplated by this Agreement, then within five (5) Business Days after Buyer delivers to Seller evidence of such binding and the premium invoice for such policy, Buyer shall (i) retain from the Indemnity Holdback an amount equal to fifty percent (50%) of the premium for such policy, not to exceed $37,500, as Seller’s contribution to such premium, and (ii) release and pay to Seller by wire transfer of immediately available funds the entire remaining balance of the Indemnity Holdback, together with all accrued interest thereon, whereupon the Indemnity Holdback shall terminate and Section 7.6(b) shall have no further effect. Seller shall have no other obligation with respect to such policy or its premium.

47

7.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives); provided, however, that to the extent that Buyer had actual knowledge, prior to the Closing, of any specific inaccuracy in or breach of any representation or warranty of Seller contained in ARTICLE IV and nevertheless elected to consummate the transactions contemplated hereby, Buyer shall be deemed to have waived such specific inaccuracy or breach for purposes of Section 7.2(a).

7.9 Exclusive Remedies. Subject to and except for Section 2.6, Section 6.3 and Section 8.11, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, except with respect to Section 2.6, Section 6.3 and Section 8.11, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud.

ARTICLE VIII
Miscellaneous

8.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

48

8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

If to Seller :	300 Boulevard of the Americas Lakewood, NJ 08701 E-mail: gbarra@relianceglobalgroup.com Attention: Grant Barra

with a copy to:	Zarif Law Group 603 Laurel Ave Allenhurst, NJ 07711 E-mail: dfaham@zariflg.com Attention: David C. Faham

If to Buyer:	2165 E. Spring Street Long Beach, CA 90806 E-mail: trent@brysonfinancial.com Attention: Trent D. Bryson

with a copy to:	Rutan & Tucker, LLP 18575 Jamboree Road, 9th Floor Irvine, CA 92603 E-mail: sitoh@rutan.com Attention: Shigenobu Itoh

8.3 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

49

8.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.3(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.6 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

8.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.8 No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

50

8.10 Governing Law; Waiver of Jury Trial; Arbitration.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(b).

(c) This Agreement and all Ancillary Documents and all disputes or controversies arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (whether in contract, tort, equity or otherwise), including the arbitrability of any dispute or controversy, but excluding any claim for specific performance pursuant to Section 8.11, that cannot be settled by mutual agreement shall be finally settled by binding arbitration in accordance with the Expedited Arbitration Procedures of JAMS, as set forth in Section 16.1 et seq. of the JAMS rules, or any successor provision thereto, as follows: Any party aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute 20 days after the giving of such notice may, upon 10 days’ notice to the other party, be submitted to JAMS arbitration conducted before a single neutral arbitrator in Delaware, or such other location as is mutually agreeable to the parties; provided, however, that if the dispute involves claims of greater than $5,000,000, the JAMS arbitration shall be conducted before a panel of three arbitrators. With respect to disputes before a single arbitrator, the arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS. With respect to disputes before a panel of three arbitrators, the Buyer, on the one hand, and Seller, on the other hand, shall each appoint one arbitrator (the “Party-Appointed Arbitrators”) and the Party-Appointed Arbitrators shall appoint the third and presiding arbitrator within 14 days of the appointment of the second arbitrator; provided, that, any arbitrator not timely appointed herein shall be appointed by the JAMS upon the written demand of any party to the dispute. The arbitrator(s) may enter a default decision against any party who fails to participate in the arbitration proceedings.

51

(d) The decision of the arbitrator(s) on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator(s) shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted under Section 8.11. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(e) Except as otherwise provided in this Agreement or by applicable law, the arbitrator(s) will be authorized to apportion its (or their) fees and expenses as the arbitrator(s) deems appropriate and the arbitrator(s) will be authorized to award the prevailing party its fees and expenses (including attorneys’ fees). In the absence of any such apportionment or award, each party will bear its own expenses and the fees of its own attorney.

(f) The parties and the arbitrator(s) will keep confidential, and will not disclose to any Person, except the parties’ advisors and legal representatives, or as may be required by Law or the rules of any national securities exchange (including The Nasdaq Stock Market) or of the Securities and Exchange Commission, the existence of any controversy under this Section 8.10 the referral of any such controversy to arbitration or the status or resolution thereof.

8.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

52

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

ALTRUIS BENEFIT CONSULTANTS, INC.

By:
Name:
Title:

ALTRUIS BENEFIT MANAGEMENT, LLC

By:
Name:
Title:

SOLELY FOR PURPOSES OF SECTION 6.2, SECTION 6.3 AND ARTICLE VIII

RELIANCE GLOBAL GROUP, INC.

By:	/s/ Ezra S. Beyman
Name:	Ezra S. Beyman
Title:	Chairman and Chief Executive Officer

53